EXHIBIT 10.6
NONCOMPETITION AGREEMENT
     This Noncompetition Agreement (the “Agreement”) is made as of this 15th day of September, 2005, between UICI, a Delaware corporation (“UICI”), and Gladys M. Jensen, an individual (“Shareholder”).
RECITALS
     A. UICI, on one hand, and Premium Finance LLC, a Delaware limited liability company (“SibCo I”), Mulberry Finance Co., Inc., a Delaware corporation (“SibCo 2”), DLJMB IV First Merger LLC, a Delaware limited liability company (“SibCo 3” and, together with SibCo 1 and SibCo 2, the “SibCos”), Premium Acquisition, Inc., a Delaware corporation (“Merger Co 1”), Mulberry Acquisition, Inc., a Delaware corporation (“Merger Co 2”), DLJMB IV First Merger Co Acquisition Inc., a Delaware corporation (“Merger Co 3,” and, together with Merger Co 1 and Merger Co 2, the “Merger Cos”), on the other hand have entered into an Agreement and Plan of Merger, dated as of September 14, 2005 (the “Merger Agreement”).
     B. Prior to the merger contemplated by the Merger Agreement (the “Merger”), Shareholder is the record holder of an aggregate of ___ shares of UICI Common Stock, representing ___% of the outstanding UICI Common Stock.
     C. Pursuant to the Merger, Merger Cos will merge with and into UICI on the terms and subject to the conditions set forth therein, in a transaction in which Shareholder’s and Shareholders’ Affiliates’ UICI Common Stock will be converted into $37.00_per share in cash.
     D. As an inducement for the SibCos and the Merger Cos to enter into the Merger Agreement, which provides for the Merger in which Shareholder will receive significant cash value for such Shareholders UICI Common Stock, Shareholder entered into this Agreement.
     NOW, THEREFORE, the parties hereby agree as follows:
     1. Restrictive Covenants.
     (a) Shareholder agrees that it is a legitimate interest of the Company, and reasonable and necessary for the protection of the confidential information, goodwill and business of the Company, that Shareholder make the covenants contained herein and that none of the SibCos, the Merger Cos or UICI would have entered into the Merger Agreement without these covenants. Accordingly, Shareholder agrees that for three years after the Effective Time (as such term is defined in the Merger Agreement) (such period, the “Restricted Period”), he/she will not, as proprietor or owner, partner, member, shareholder, joint venturer, employee, officer, director, advisor or consultant, or in any other capacity alone, or in association with any other Person engage in Competition with the Company in North America. For this purpose, (1) “Competition” means any business engaged primarily in the marketing, sales and/or distribution of (a) health insurance products or (b) any other insurance product of a type offered by the Company at any time during the 12 months ended as of the Effective Time; (2) the “Company” includes any subsidiary or Person (whether or not incorporated) that UICI directly or indirectly owns or has the power to vote or control 50% or more of any class or series of capital stock or other equity interests of such Person or a majority of its board of directors or similar body; and (3) the term “Person” includes any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture or governmental entity. Notwithstanding any other provision hereof but subject to Section 1(c), the Shareholder will not be deemed to be engaging in “Competition” hereunder or otherwise to the extent based upon or arising out of (1) passive investments in publicly traded equity securities (not to exceed 5% of the outstanding securities of such class of the relevant entity), and (2) any of the other activities and investments listed on Annex 1 as “Non-Competitive Activities” so long as such Non-Competitive Activities are not expanded beyond the scope of such otherwise competitive activities as of September 15, 2005.
     (b) Shareholder further agrees that, during the Restricted Period, neither Shareholder nor any Person that controls, is controlled by, or is under common control with Shareholder will employ as an employee or retain as a consultant or independent contractor any Person who is then an employee of or exclusive consultant to or independent contractor (including independent agent) with the Company, or persuade or attempt to persuade any such employee, exclusive consultant, or independent contractor to leave the employ of the Company or to become employed as an employee or retained as a consultant or agent by any Person other than the Company; provided, however, that nothing hereunder shall prohibit or restrict Shareholder from hiring any such employee or retaining as a consultant or independent contractor any Person who (i) responds to a general advertisement placed by Shareholder, (ii) in the case of employees, has terminated employment with UICI prior to commencement of solicitation of such employee, (iii) approaches Shareholder on an unsolicited basis; or (iv) in the case of independent agents, has terminated all contractual relationships with the Company prior to commencement of solicitation of such agent.
     (c) In the course of Shareholder’s involvement with the Company, Shareholder may have acquired and may have had access to the confidential, proprietary information of the Company and/or its business, including without limitation financial information and records and pricing and cost information (“Confidential Information”). Shareholder also agrees that Shareholder will not at any time disclose to anyone (other than Shareholder’s counsel in the course of a dispute arising from the alleged disclosure of Confidential Information or as required by law) any Confidential Information, or utilize such Confidential Information for his own benefit, or for the benefit of third parties to the detriment of the Company. The foregoing covenants will apply whether or not any such Confidential Information is marked “confidential”. The term “Confidential Information” does not include information which (i) is or becomes generally available to the public other than by breach of this provision or (ii) Shareholder learns from a third party who is not under an obligation of confidence to the Company or a customer of the Company. In the event that Shareholder becomes legally required to disclose any Confidential Information, he will provide UICI thereof so that UICI may seek a protective order or other appropriate remedy and/or waive compliance with the provisions hereof to permit a particular disclosure. In the event that such protective order or other remedy is not obtained, or that UICI waives compliance with the provisions of this Section 1(c) to permit a particular disclosure, Shareholder will furnish only that portion of the confidential information which he is legally required to disclose and, at UICI’s expense, will reasonably cooperate with the efforts of UICI to obtain a protective order or other reliable assurance that confidential treatment will be accorded the confidential information.
     (d) The parties acknowledge that the type and periods of restriction imposed in Sections 1(a), 1(b) and 1(c) are fair and reasonable and are reasonably required in order to protect and maintain the proprietary interests of UICI described above, other legitimate business interests and the goodwill associated with the business of UICI and that the time, scope, geographic area and other provisions of this Section 1 have been specifically negotiated by qualified investors, represented by legal counsel, and are given as an integral part of the transactions contemplated by the Merger Agreement. Shareholder specifically acknowledges that the covenants hereunder will not prevent him from being employed or earning a reasonable livelihood. If any of the covenants contained in Sections 1(a) or (b), or any part thereof, are held to be unenforceable by reason of it extending for too great a period of time or by reason of it being too extensive in any other respect, the parties agree (i) such covenant will be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum extent in all other respects as to which it may be enforceable, all as determined by the court or arbitration panel making such determination and (ii) in its reduced form, such covenant will then be enforceable, but such reduced form of covenant will only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made.
     (e) Prior to accepting employment with any Person during the Restricted Period, Shareholder will notify the prospective employer in writing of his obligations hereunder.
        2. Waiver. The failure of any party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any party’s rights hereunder.
        3. Specific Performance. The parties acknowledge that the provisions of this Agreement are reasonably necessary to protect the legitimate interests of UICI and that any violation of this Agreement will result in irreparable injury to UICI, the exact amount of which will be difficult to ascertain and the remedies at law for which will not be reasonable or adequate compensation to UICI for such a violation. Accordingly, Shareholder hereby agrees that if he violates any of the provisions of this Agreement, in addition to any other remedy available at law or in equity, UICI will be entitled to seek specific performance or injunctive relief without posting a bond or other security and without the necessity of proving actual damages. If UICI shall institute any action or proceeding to enforce the provisions hereof, Shareholder hereby waives any claim or defense therein that UICI has an adequate remedy at law.
     4. Notices. All notices, requests and other communications to any party hereunder will be in writing (including email or facsimile transmission) and will be given,
          (a) if to UICI, to:

UICI
9151 Grapevine Highway
North Richland Hills, TX 76180

Attention:	General Counsel
Phone: (817) 255-5419
Fax: (817) 255-5394
          (b) if to Shareholder, to:

Phone:

Fax:

All such notices, requests and other communications will be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communications will be deemed not to have been received until the next succeeding business day in the place of receipt.
     5. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto, UICI and its successors and assigns, but no party may assign or delegate this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto.
     6. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof. Without limiting the generality or effect of the foregoing, the Shareholder obligations hereunder are the only obligations in respect of competition and the maintenance of Confidential Information for competitive purposes and supersede in their entirety any common law or other obligations in respect of these subjects.

     7. Amendments, Supplements, Etc. This Agreement may only be amended or supplemented by a written instrument executed by the parties hereto.
     8. Headings. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provision hereof.
     9. Governing Law; Waiver of Jury Trial. This Agreement will be governed, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws rules of such state. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     10. Consent to Jurisdiction. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby will only be brought in Chancery Court in the State of Delaware and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.
     11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

     The parties hereto have duly executed and delivered this Non-Competition Agreement on the date first above written.

UICI
By:	/s/ William J. Gedwed
	Name:	William J. Gedwed
	Title:	President & CEO

GLADYS M. JENSEN, an Individual
By:	/s/ Gladys M. Jensen

ANNEX I
NON-COMPETITIVE ACTIVITIES
“Non-Competitive Activities shall include businesses and activities directly and indirectly related to the following:
A.	Third party administration (TPA) services:

Houston TPA, LP provides traditional TPA services to employers, school districts, etc.

Pinnacle TPA Services LLC and affiliated companies provide TPA services to the long term disability marketplace

B.	Insurance “loss control” services:

TC3 Health, LLC provides health care payers (including insurance companies, HMOs, TPAs, self insured employer health plans, managed care organizations, Medicare payers and health and welfare trust funds) with loss control/ claims management services

C.	Insurance commission run-off business:

Specialized Investment Risks, Inc. is a non-operating company that retains rights to collect from a number of carriers commissions associated with the sale of health and other insurance products

D.	Call center businesses:

Through various subsidiaries, J-Telecom Interests Inc. provides in-bound and out-bound call center services to third parties, [including various insurance companies]

E.	NMC Holdings Inc.

NMC Holdings, inc is the parent company of National Motor Club of America, Inc., Pinnacle Motor Club, and CoachNet Motor Club, each of which markets and provides its members with traditional motor club benefits, including without limitation emergency road and towing assistance, trip routing, emergency travel assistance, and accident related indemnity benefits. NMC distributes its memberships to the general public through a network of independent agents, brokers, and TPA’s.

F.	Specialized Association Service, Inc.

Specialized Association Services, Inc. provides administration and fulfillment services to membership associations (including associations that make available to their members the insurance products offered by the Company).